Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Macquarie Infrastructure Company LLC Independent Directors Equity Plan of our report dated April 14, 2006 except with respect to matters discussed in the last paragraph of Note 4 and to Notes 7, 10, and 14, as to which the date is April 27, 2007, with respect to the consolidated financial statements of Loving Enterprises, Inc. (currently known as IMTT Holdings, Inc.) included in the current report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC filed on June 19, 2007 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
June 22, 2007